                                                                     EXHIBIT 5.1

                [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]



                               December 5, 1997


Prolong International Corporation
1210 North Barsten Way
Anaheim, California  92806

         Re:   Registration Statement on Form S-8

Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Prolong International Corporation, a Nevada corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,500,000 shares of the Company's common stock, $0.001 par value ("Common Stock"), issuable under the Company's 1997 Stock Incentive Plan (the "Plan").

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the 2,500,000 shares of Common Stock to be issued under the Plan against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,

                                           /s/ Stradling, Yocca, Carlson & Rauth

                                           STRADLING, YOCCA, CARLSON & RAUTH